EXHIBIT 99.1


IRIS ANNOUNCES APPOINTMENT OF DONALD C. MUELLER AS CORPORATE VP AND CHIEF FINANCIAL OFFICER TO SUCCEED RETIRING MARTIN G. PARAVATO


CHATSWORTH, Calif.--May 2, 2006--IRIS International, Inc. (NASDAQ: IRIS), a manufacturer and marketer of automated IVD urinalysis systems and medical devices used in hospitals and clinical reference laboratories worldwide, today announced the appointment of Donald C. Mueller as Corporate Vice President and Chief Financial Officer, replacing Martin G. Paravato, who is taking his planned retirement.

Mr. Mueller, who will assume his new position May 11, has broad expertise in financial and strategic planning, budget development and management, accounting and financial operations, banking relations and cash management. Mr. Paravato will continue in a consulting capacity with the Company.

"Marty Paravato has been an integral part of the new senior management team that successfully transitioned IRIS from a company mostly dependent on a mature, single legacy product distributed in the U.S. to a major international medical device company with multiple products and platforms. In the process, IRIS achieved record revenues and earnings, eliminated all debt, built cash to $19 million at Dec. 31, 2005, and is confident of continuing this trend well into the future. We thank Marty for his contributions and are pleased that he will assist us in a smooth transition," said President and Chief Executive Officer Cesar Garcia.

"We are fortunate that in Don Mueller we have a seasoned financial executive with a brilliant record in corporate financial management, one who will provide IRIS ongoing strategic financial guidance and oversight as the Company continues its rapid growth and expansion," said Mr. Garcia. "A hallmark of IRIS' longer range planning has been the continuing addition in all of our business segments of highly credentialed executives with outstanding histories of business successes. Don Mueller exemplifies the type of executive we require to best guide and oversee the rapid and orderly growth of our Company."

Mr. Mueller has had more than 20 years of experience in finance and accounting, most recently as Vice President, Chief Financial Officer and Treasurer of Transportation Industries, Inc., a $600 million manufacturer of components for the North American commercial vehicles market, and was instrumental in completing the Company's merger with Accuride Corporation (NYSE:ACW). In his eight years as a senior financial executive at TTI, Mr. Mueller arranged and negotiated $400 million in financing for a management led buyout of the Company in 2000, as well as the refinancing of $265 million in remaining debt in 2003. During his tenure, he also developed restructuring plans and initiated the implementation of Sarbanes-Oxley internal controls.

Mr. Mueller's previous corporate finance positions were at Fisher Scientific International, Inc. (NYSE: FSH), from 1993-1998, where he served as Acting Corporate Controller for the multinational company with 30 operating units. In this position, he was responsible for financial planning, corporate consolidation, Securities and Exchange Commission reporting and internal controls. Other positions included Vice President, Finance-Fisher Products Group, with responsibility for financial oversight of 10 manufacturing divisions with annual sales of $300 million, and Vice President, Finance, Fisher Hamilton Inc.

Mr. Mueller, 42, a Certified Public Accountant, graduated in 1985 from the University of San Diego with a Bachelor of Business Administration degree, summa cum laude, and began his career as an accountant and audit manager for Deloitte & Touche.

THE COMPANY

IRIS International, Inc. (www.proiris.com) is a leader in automated urinalysis technology with systems in major medical institutions throughout the world. The Company's newest generation iQ(R)200 Automated Urine Microscopy Analyzer, utilizing image flow cytometry, patented flow microscope technology and neural network-based particle recognition, achieves a significant reduction in the cost and time-consuming steps involved in manual microscopic analysis. The Company's Sample Processing business unit (formerly the StatSpin(R) subsidiary), based in Westwood, Mass., manufactures innovative centrifuges and blood analysis products. Advanced Digital Imaging Research, LLC (ADIR), based near Houston, Texas, is the Company's imaging research and development subsidiary.


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SAFE HARBOR PROVISION

This news release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company's views on future commercial revenues, market growth, capital requirements, and new product introductions, and are generally identified by phrases such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry, competition and capital requirements. Other factors and uncertainties that could affect the Company's forward-looking statements include, among other things, the following: the acceptance by customers of our new iQ(R)200 product platform, our substantial expansion of international sales and our reliance on key suppliers, the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures, as well as potential changes in government regulations and healthcare policies, both of which could adversely affect the economics of the diagnostic testing procedures automated by the Company's products; rapid technological change in the microelectronics and software industries; and increasing competition from imaging and non-imaging based in-vitro diagnostic products. The Company refers interested persons to its most recent Annual Report on Form 10-K and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.


CONTACT:
IRIS International, Inc.
Cesar Garcia, 818-709-1244 x123
or
The Wall Street Group, Inc.
Ron Stabiner, 212-888-4848
_______________________________
       Source: IRIS International, Inc.


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